SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 7, 2011

Southern Products, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-165692	27-1963282
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13668-B Valley Blvd., City of Industry, CA	91746
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (626) 213-3266

______________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01	Entry Into A Material Definitive Agreement

On June 7, 2010, we entered into a Vendor Agreement (the “Agreement”) with Syx Distribution, Inc. (“Syx”), a direct on line retailer of consumer electronics and other products.  The Agreement, which will govern the terms of future sales of our SIGMAC-branded televisions and other consumer electronics to Syx, was also executed by our Chinese supplier Anhui Technology.  Under the Agreement, we will supply Syx with such quantities of products as may be ordered by Syx pursuant to future purchase orders, and the Agreement will be incorporated by reference into all future purchase orders.  The Agreement requires that we include Syx in our best available class of trade for pricing and terms, and provides for the automatic, matching adjustment of the pricing and terms for any products which we may supply to a third party at a lower price or on more favorable terms.  In addition, the Agreement requires that we announce a drop in the wholesale or retail pricing of our products 30 days in advance and offer Syx price protection for all of its inventory on hand or in transit within 30 days of the announcement.

All shipments made pursuant to a purchase order from Syx are required to be made within 24 hours of receipt of the purchase order, and will be shipped freight pre-paid, FOB destination point. Syx will have the right to return, at our expense, any defective, unsold, or customer returned merchandise for a cash refund. Our failure to fill a purchase order or our failure to timely ship ordered product may be grounds for termination of the Agreement.

The Agreement contains standard representations and warranties and other terms.  The forgoing is a summary of the material terms of the Agreement and is not a complete description of its provisions.  The Agreement is filed herewith as Exhibit 10.1.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
10.1	Vendor Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southern Products, Inc.

/s/ Edward Meadows
Edward Meadows
President, Chief Executive Officer

Date: June 24, 2011